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                                                                     EXHIBIT 5.1

                 [ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]

September 9, 2003

Corixa Corporation
1124 Columbia Street, Suite 200
Seattle, Washington  98104-2040

         RE: CORIXA CORPORATION REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to Corixa Corporation (the "Company") in connection with the offering pursuant to a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of $100,000,000 aggregate principal amount of the Company's 4.25% convertible subordinated notes due July 1, 2008 (the "Notes") and 10,899,180 shares of the Company's common stock ("Conversion Shares"), $0.001 par value per share, issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture dated as of June 13, 2003 (the "Indenture") between the Company and Wells Fargo Bank, National Association.

         We have examined the Registration Statement, the Indenture and such instruments, documents, certificates and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

         Based on the foregoing, we are of the opinion that (i) the Notes were duly executed by the Company, authenticated and delivered by the Trustee pursuant to the Indenture and constitute valid and binding obligations of the Company and (ii) the Conversion Shares have been duly authorized and, when issued by the Company on the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the reference to our firm in the Registration Statement under the heading "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Orrick, Herrington & Sutcliffe LLP